Home Equity Loan-Backed Term Notes, GMACM Series 2002-HE4
	Payment Date	05/27/2003

Servicing Certificate	Group 1
Beginning Pool Balance	461,882,944.21
Beginning PFA	0.00
Ending Pool Balance	428,612,415.30
Ending PFA Balance	-
Principal Collections	33,270,528.91
Principal Draws	-
Net Principal Collections	33,270,528.91
Active Loan Count	12,830

Interest Collections	3,010,390.77

Weighted Average Net Loan Rate	8.80000%
Substitution Adjustment Amount	0.00

Excess Cash	0.00

	Beginning	Ending				Interest	Security
Term Notes	Balance	Balance	Factor	Principal	Interest	Shortfalls	%	Coupon
Class A-1	196,728,999.99	162,112,864.52	0.4566560	34,616,135.47	255,310.52	0.00	26.38%	1.460%
Class A-2	259,510,000.00	259,510,000.00	1.0000000	0.00	980,731.54	0.00	42.23%	4.535%
Class IO	61,451,000.00	61,451,000.00	1.0000000	0.00	384,068.75	0.00	0.00%	7.500%
Certificates	-	-	-	-	0.00	-	-	-

Beginning Overcollateralization Amount	5,643,944.22
Overcollateralization Amount Increase (Decrease)	1,345,606.56
Outstanding Overcollateralization Amount	6,989,550.78
Target Overcollateralization Amount	7,681,383.94

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

			Number	Percent
	Balance		of Loans	of Balance
Delinquent Loans (30 Days)*	1,341,299.10		50	0.31%
Delinquent Loans (60 Days)*	251,852.87		9	0.06%
Delinquent Loans (90 Days)*	101,298.23		4	0.02%
Delinquent Loans (120 Days)*	98,038.03		5	0.02%
Delinquent Loans (150 Days)*	84,776.24		4	0.02%
Delinquent Loans (180+ Days)*	78,918.37		4	0.02%
REO	-		0	0.00%
Bankruptcy	812,515.41		24	0.19%
Foreclosures	-		0	0.00%

*Delinquency Figures Do Not include Bankruptcy, Foreclosure, and REO.

	Liquidation To-Date
Beginning Loss Amount	0.00
Current Month Loss Amount	0.00
Current Month Recoveries	0.00
Ending Loss Amount	0.00	0.00%

	Net Recoveries to Date
Beginning Net Principal Recovery Amount	0.00
Current Month Net Principal Recovery Amount	0.00
Ending Net Principal Recovery Amount	0.00

	Special Hazard		Fraud	Bankruptcy
Beginning Amount	0.00		0.00	0.00
Current Month Loss Amount	0.00		0.00	0.00
Ending Amount	-		-	-

Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
To close Capitalized Interest Account - balance due GMAC Mortgage	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
To adjust initial prefunding deposit amount	0.00
To close prefunding remaining balance due note holders	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Current Month Repurchases Units	0
Current Month Repurchases ($)	0